Exhibit 99.1

VF Announces Record Third Quarter Revenues and EPS and Increases Dividend

  Revenues increase 6.4% to $2.2 billion
  Gross margins expand to 44.4% from 43.9%
  Earnings from continuing operations up 13% to $2.10 per share, including a net benefit of $.07 from unusual items
  Continue to expect record 4Q and full year revenues and earnings; reducing 4Q guidance to reflect current market challenges
  Raising quarterly dividend to $.59 per share from $.58 per share

Information regarding VF’s third quarter conference call webcast today at 8:30 a.m. can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--October 17, 2008--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced record results for the third quarter of 2008. All per share amounts are presented on a diluted basis and, unless otherwise noted, reflect continuing operations.

Third quarter revenues rose over 6% to a record $2,206.6 million, compared with $2,073.2 million in the third quarter of 2007. Due primarily to the continued deterioration in market conditions, as well as the impact of the strengthening dollar on foreign currency translations, this increase was below our prior expectation for 9% growth in revenues. Income from continuing operations in the current quarter was $233.9 million, compared with $209.3 million in the prior year’s quarter. Earnings per share from continuing operations reached $2.10 in the third quarter, compared with $1.86 last year. Current period results included a net benefit of $.07 per share from unusual items. Net favorable income tax adjustments benefited earnings by $.14 per share, while charges for cost reduction initiatives and for costs for a duty and tax issue related to a recent acquisition negatively impacted earnings by $.07 per share.

For the first nine months of 2008, revenues were up 9% to a record $5,730.5 million from $5,264.2 million. Income from continuing operations increased 8% to $486.9 million, compared with $449.2 million in the prior year period. Earnings per share from continuing operations were up 10% to $4.37.

“The achievement of another quarter of record revenues and earnings is a tremendous accomplishment by our brands and businesses given the challenging market conditions,” said Eric Wiseman, Chairman and Chief Executive Officer. “We remain confident in our business model, which is built on a strong foundation of diversity across geographies, products and channels of distribution and supported by some of the best-known and most powerful apparel brands in the world.”

He continued, “However, global market conditions have continued to deteriorate beyond what we could have anticipated, with a marked change particularly during the last several weeks. While our brand portfolio is healthy, general economic conditions are not, necessitating that we take a much more conservative stance toward our fourth quarter guidance. Despite this additional caution, we continue to look forward to record revenues and earnings in the fourth quarter, and to delivering our sixth consecutive year of record performance in 2008.”

Third Quarter Coalition Performance

Outdoor

Our Outdoor coalition continued its positive momentum, with revenues up 12% in the quarter and strong growth in both our domestic and international businesses. On a global basis, revenues of The North Face®, Vans®, Kipling®, Reef®, Eastpak® and Napapijri® brands each grew at double-digit rates. Our two largest Outdoor brands, The North Face® and Vans®, grew revenues 15% and 11% in the quarter, respectively. We opened a total of 14 stores during the quarter, with new stores added for our Vans®, The North Face®, Napapijri® and Kipling® brands.

Outdoor operating income rose 17% while operating margins expanded by nearly a full percentage point to 20.8%.

We continue to anticipate a strong, mid-teen revenue gain in the fourth quarter and healthy increases in operating income and margins for our Outdoor coalition.

Jeanswear

Total Jeanswear revenues declined 2% in the current quarter, with a slight gain in our international business offset by lower revenues in our domestic jeans business. Our Mass business in the U.S. continued to perform well in the current environment, with revenues flat in the quarter. Our businesses in Asia and Latin America continued to exhibit healthy growth, while our European business declined slightly reflecting increasingly difficult market conditions.

Jeanswear operating margins remained healthy at 16.5% in the quarter, but were down from prior year levels reflecting, in part, $2.4 million in expenses related to cost reduction initiatives.

New programs in our Wrangler®, Lee® and Riders® brands in the U.S. in the fourth quarter have shown positive early results and we’re continuing our focus on driving product innovation across all brands and channels of distribution; however, given current economic conditions, we expect that our global Jeanswear revenues will show a low single digit percentage decline in the fourth quarter. We also expect a decline in operating margins due to investments in advertising, a fashion-forward new product mix and heightened promotional activity designed to support retail sales.

Sportswear

Revenues of our Sportswear coalition dipped 5% in the quarter. Nautica® brand revenues declined in the quarter reflecting in part the exit of our women’s wholesale sportswear business, in addition to challenging overall conditions in department stores. The momentum in our Kipling® U.S. and John Varvatos® businesses continued in the quarter, with both achieving double-digit revenue gains.

Sportswear operating margins improved in the quarter, reaching double-digit levels despite the inclusion of $1.5 million in expenses related to recent cost reduction actions.

Looking forward, Sportswear revenues should be flat to up slightly in the fourth quarter, with continued improvement in operating margins over both prior year levels and those achieved in the third quarter.

Contemporary Brands

Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind® and lucy® brands acquired in August 2007, exceeded $100 million in the quarter. On a comparable basis reflecting a full quarter, revenues rose 12%, driven by continued growth in both our 7 For All Mankind® and lucy® brands.

Operating income in the quarter included a $6 million charge related to the aforementioned tax and duty matters, which arose prior to our acquisition of the 7 For All Mankind® brand.

For the fourth quarter, we expect mid-single digit revenue growth, with comparisons impacted by the exit of a low margin, customer-specific program that had been included in our Seven For All Mankind business. Operating income and margins are both expected to be above prior year levels. Full year revenues should approximate $400 million in 2008.

Imagewear

Imagewear revenues declined 3%, with low single digit declines in both our Image and Activewear businesses. Imagewear operating margins rose in the quarter with operating income essentially flat with the 2007 period.

Our Imagewear business is also not immune to current economic pressures; accordingly, fourth quarter revenues and operating income are both expected to post slight declines from prior year levels.

We continued to experience strong top line performance in both our international and direct-to-consumer businesses in the third quarter. Our international revenues increased 22% in the quarter and represented 34% of total revenues. For the first nine months of 2008, international revenues increased 21%. Retail revenues increased 12% in the quarter and represented 14% of total VF revenues. Retail revenues of our Vans®, The North Face®, Kipling®, John Varvatos®, Napapijri®, lucy® and Lee® brands each grew at double-digit rates. Retail revenues in the first nine months of 2008 have grown by 16%. At the end of the quarter, we had 662 owned retail stores, and we are on track to open approximately 90 stores this year.

Our focus on controlling costs and inventories clearly benefited our results this quarter. Gross margins rose 50 basis points, reflecting healthy growth in many of our lifestyle brands and continued expansion in our retail and international businesses. Operating margins were 15.9% and were relatively flat with those in the prior year’s quarter; however, margins in the current period included a 50 basis point impact from the aforementioned cost reduction initiatives and charge for taxes and duties.

Our financial liquidity remains solid. Cash and equivalents were $226 million at the end of the quarter and we expect solid cash flow from operations of $650 to $700 million in 2008. Considering the strong seasonal cash flow of our fourth quarter, we anticipate that all of our outstanding commercial paper, which represents most of our short-term borrowing obligations, will be repaid by year-end. In addition, we have $1.3 billion available in domestic and international lines of credit through a strong, diversified group of domestic and international lenders. Our balance sheet is in excellent condition and we have no long-term debt repayments due until October 2010. Our debt to total capital ratio was 28.8% at the end of September and should approximate 23% by year-end. Reflecting our focus on tight inventory control, inventories were up only 4% from the prior year’s third quarter.

Outlook

We continue to anticipate record fourth quarter revenues and earnings per share. However, the month of September -- particularly the second half -- marked a turning point in market conditions, with a significant deepening of the global financial crisis and worsening economic conditions taking a heavy toll on consumer confidence and spending in many markets around the world. Accordingly, we have reduced our expectations for the quarter and now anticipate a 3 to 4% rise in revenues and a 1 to 5% increase in earnings per share. Our previous guidance was for revenue and earnings per share increases of 8% and 20%, respectively.

“While admittedly difficult, today’s environment is creating opportunities for strong companies with strong brands,” said Mr. Wiseman. “In fact, we’re planning higher spending in both advertising and product development in the fourth quarter, as we believe this is the right time to invest behind our brands to support their continued long-term growth.”

We are pleased by the fact that we continue to expect record revenues and earnings this year, considering all the challenges of 2008 and our more conservative outlook for the fourth quarter. Full year revenues are now expected to rise 7 to 8% while earnings per share should rise approximately 8 to 9%.

“Clearly, there remains a great deal of uncertainty about where markets are headed, in both the short and long-term,” said Mr. Wiseman. “We will continue to plan our business cautiously, manage both costs and inventories aggressively, and focus our efforts on superior short-term execution while we invest and build for the future.”

Dividend Increased

The Board of Directors declared a quarterly cash dividend of $.59 per share, an increase of $.01. The dividend is payable on December 19, 2008 to shareholders of record as of the close of business on December 9, 2008. This will mark the 36th consecutive year of higher dividend payments to shareholders.

Webcast Information

VF will hold its third quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-800-432-7890 domestic, or 1-913-312-0827 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through October 31 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 4672357. A replay also can be accessed at the Company’s web site at www.vfc.com.

Cautionary Statement on Forward-looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; the overall level of consumer spending; disruption and volatility in the global capital and credit markets; general economic conditions and other factors affecting consumer confidence; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in lifestyle apparel with a diverse portfolio of jeanswear, outdoor, imagewear, sportswear and contemporary apparel brands. Its principal brands include Wrangler®, Lee®, Riders®, The North Face®, Vans®, Reef®, Eagle Creek®, Eastpak®, JanSport®, Napapijri®, Nautica®, Kipling®, John Varvatos®, 7 For All Mankind®, lucy®, Majestic® and Red Kap®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

VF CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended September		Nine Months Ended September

	2008	2007	2008	2007

Net Sales	$2,185,825	$2,053,136	$5,669,503	$5,207,175
Royalty Income	20,802	20,023	60,947	56,996

Total Revenues	2,206,627	2,073,159	5,730,450	5,264,171

Costs and Operating Expenses
Cost of goods sold	1,227,577	1,163,399	3,184,470	2,975,009
Marketing, administrative and general expenses	627,839	578,721	1,786,788	1,574,336
	1,855,416	1,742,120	4,971,258	4,549,345

Operating Income	351,211	331,039	759,192	714,826

Other Income (Expense)
Interest income	1,435	2,202	4,696	7,494
Interest expense	(24,310)	(19,349)	(69,516)	(46,373)
Miscellaneous, net	(1,950)	1,834	950	3,583
	(24,825)	(15,313)	(63,870)	(35,296)

Income from Continuing Operations Before Income Taxes	326,386	315,726	695,322	679,530

Income Taxes	92,511	106,409	208,437	230,330

Income from Continuing Operations	233,875	209,317	486,885	449,200

Discontinued Operations	-	(2,110)	-	(21,987)

Net Income	$233,875	$207,207	$486,885	$427,213

Earnings Per Common Share - Basic
Income from continuing operations	$2.14	$1.91	$4.46	4.06
Discontinued operations	-	(0.02)	-	(0.20)
Net income	2.14	1.89	4.46	3.86

Earnings Per Common Share - Diluted
Income from continuing operations	$2.10	$1.86	$4.37	$3.96
Discontinued operations	-	(0.02)	-	(0.20)
Net income	2.10	1.84	4.37	3.76

Weighted Average Shares Outstanding
Basic	109,106	109,671	109,059	110,689
Diluted	111,258	112,424	111,369	113,568

Cash Dividends Per Common Share	$0.58	$0.55	$1.74	$1.65

Fiscal Periods: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. Similarly, the fiscal third quarter ends on the Saturday closest to September 30. For presentation purposes herein, all references to periods ended September 2008, December 2007 and September 2007 relate to the fiscal periods ended as of September 27, 2008, December 29, 2007 and September 29, 2007, respectively.

VF CORPORATION Consolidated Balance Sheets (In thousands)

	September 2008	December 2007	September 2007

ASSETS

Current Assets
Cash and equivalents	$225,957	$321,863	$193,855
Accounts receivable, net	1,313,919	970,951	1,266,490
Inventories	1,341,842	1,138,752	1,295,994
Other current assets	222,669	213,563	209,422
Current assets of discontinued operations	-	-	14,861
Total current assets	3,104,387	2,645,129	2,980,622

Property, Plant and Equipment	1,582,337	1,529,015	1,524,030
Less accumulated depreciation	920,760	877,157	883,304
	661,577	651,858	640,726

Intangible Assets	1,390,402	1,435,269	1,434,904

Goodwill	1,323,808	1,278,163	1,265,878

Other Assets	504,091	436,266	373,854

	$6,984,265	$6,446,685	$6,695,984

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Short-term borrowings	$413,469	$131,545	$461,043
Current portion of long-term debt	3,427	3,803	67,403
Accounts payable	418,712	509,879	413,814
Accrued liabilities	577,647	488,089	606,348
Current liabilities of discontinued operations	69	1,071	267
Total current liabilities	1,413,324	1,134,387	1,548,875

Long-term Debt	1,142,170	1,144,810	1,186,792

Other Liabilities	567,769	590,659	592,524

Commitments and Contingencies

Common Stockholders' Equity
Common Stock	109,827	109,798	109,737
Additional paid-in capital	1,747,775	1,619,320	1,601,708
Accumulated other comprehensive income (loss)	78,268	61,495	(29,634)
Retained earnings	1,925,132	1,786,216	1,685,982
Total common stockholders' equity	3,861,002	3,576,829	3,367,793

	$6,984,265	$6,446,685	$6,695,984

VF CORPORATION Consolidated Statements of Cash Flows (In thousands)

	Nine Months Ended September

	2008	2007

Operating Activities
Net income	$486,885	$427,213
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:

Loss from discontinued operations	-	21,987
Depreciation	77,482	69,081
Amortization of intangible assets	29,781	17,655
Other amortization	9,862	11,352
Stock-based compensation	33,824	48,449
Other, net	4,911	22,327
Changes in operating assets and liabilities, net of acquisitions:

Accounts receivable	(363,767)	(353,469)
Inventories	(193,485)	(196,290)
Accounts payable	(93,990)	(9,694)
Accrued compensation	(24,259)	(11,907)
Accrued income taxes	36,373	60,792
Accrued liabilities	52,588	86,522
Other assets and liabilities	3,598	(28,225)

Cash provided by operating activities of continuing operations	59,803	165,793

Loss from discontinued operations	-	(21,987)
Adjustments to reconcile loss from discontinued operations to cash used by discontinued operations
	(1,002)	8,816
Cash used by discontinued operations	(1,002)	(13,171)
Cash provided by operating activities	58,801	152,622

Investing Activities
Capital expenditures	(88,319)	(79,085)
Business acquisitions, net of cash acquired	(93,377)	(1,054,501)
Software purchases	(7,349)	(1,885)
Sale of property, plant and equipment	5,851	11,745
Sale of intimate apparel business	-	348,714
Other, net	1,020	597
Cash used by investing activities of continuing operations	(182,174)	(774,415)
Discontinued operations, net	-	(243)
Cash used by investing activities	(182,174)	(774,658)

Financing Activities
Increase in short-term borrowings	281,340	963,713
Payments on long-term debt	(2,945)	(57,971)
Purchase of Common Stock	(149,729)	(350,000)
Cash dividends paid	(190,347)	(182,831)
Proceeds from issuance of Common Stock, net	63,450	77,594
Tax benefits of stock option excercises	22,246	15,119
Other, net	(305)	-

Cash provided by financing activities	23,710	465,624

Effect of Foreign Currency Rate Changes on Cash	3,757	7,043

Net Change in Cash and Equivalents	(95,906)	(149,369)

Cash and Equivalents - Beginning of Year	321,863	343,224

Cash and Equivalents - End of Period	$225,957	$193,855

VF CORPORATION Supplemental Financial Information Business Segment Information (In thousands)

	Three Months Ended September		Nine Months Ended September

	2008	2007	2008	2007

Coalition Revenues
Jeanswear	$743,180	$758,485	$2,101,635	$2,174,691
Outdoor	906,608	806,113	2,066,351	1,791,611
Imagewear	260,099	267,470	748,384	711,046
Sportswear	163,733	172,964	444,238	475,055
Contemporary Brands	100,489	32,667	284,009	32,667
Other	32,518	35,460	85,833	79,101

Total coalition revenues	$2,206,627	$2,073,159	$5,730,450	$5,264,171

Coalition Profit
Jeanswear	$122,868	$135,727	$323,499	$366,617
Outdoor	188,621	161,305	352,762	298,012
Imagewear	40,757	41,553	104,529	98,059
Sportswear	16,512	17,110	31,472	45,918
Contemporary Brands	11,674	4,854	40,617	4,854
Other	(994)	530	(3,008)	2,988

Total coalition profit	379,438	361,079	849,871	816,448

Corporate and Other Expenses	(30,177)	(28,206)	(89,729)	(98,039)
Interest, net	(22,875)	(17,147)	(64,820)	(38,879)

Income from Continuing Operations Before Income Taxes
	$326,386	$315,726	$695,322	$679,530

CONTACT:
VF Services, Inc.
Cindy Knoebel, CFA VP, Financial & Corporate
Communications
212-841-7141/336-424-6189